ON OCTOBER 8, 2001, AT&T WIRELESS ISSUED THE FOLLOWING PRESS RELEASE:


FOR RELEASE 10/8/2001

AT&T WIRELESS TO ACQUIRE TELECORP PCS TWENTY
PERCENT EXPANSION OF FOOTPRINT INCLUDES 16 OF TOP 100
U.S. MARKETS


Redmond, WA and Arlington, VA -- AT&T Wireless (NYSE: AWE) announced today that it will acquire TeleCorp PCS (NASDAQ: TLCP) in an all-stock transaction valued at $4.7 billion. AT&T Wireless will acquire the 77 percent of the company it does not already own for $2.4 billion and assume $2.1 billion in net debt and approximately $221 million in preferred securities.

The boards of directors of both companies have approved the transaction and TeleCorp PCS shareowners representing a majority of the voting power have committed to vote in favor of the acquisition.

AT&T Wireless said it will offer TeleCorp PCS shareowners 0.9 shares of AT&T Wireless common stock for each share of TeleCorp PCS common stock. This represents a premium of 19 percent based on the average of the closing prices for the past 30 trading days for TeleCorp PCS common stock. AT&T Wireless, which currently owns 23 percent of TeleCorp PCS, will issue approximately 146 million additional common shares to acquire the remaining outstanding TeleCorp PCS common shares. Following the close of the acquisition, AT&T Wireless would have approximately 2.68 billion common shares outstanding. The transaction is structured to be tax-free to TeleCorp PCS shareowners.

"Strategically, this is the single most important move we could make to enhance long-term shareowner value," said AT&T Wireless Chairman and CEO John D. Zeglis. "We're set to quickly roll out AT&T Wireless-branded services to 32 million more people across 14 states. That includes 16 of the top 100 U.S. markets, eight of the top 50 markets and more than 900,000 existing TeleCorp customers. Soon, we will be offering millions of potential new customers a full array of AT&T Wireless' popular local, regional and national offers.

"Just as important, we'll include these new markets as part of our integrated build out of a world-standard next generation network," he said. "TeleCorp customers will enjoy the benefits of these exciting new advanced services sooner than anticipated and under the AT&T Wireless brand.

"This is a strategically and financially attractive transaction for both companies," Zeglis added. "For AT&T Wireless, it makes good use of our equity while enabling us to maintain a strong balance sheet. TeleCorp shareowners will receive a fair premium and a good growth investment."

"We are very proud of everything TeleCorp has accomplished over the last several years," said TeleCorp CEO Jerry Vento. " The company has just completed a very successful third quarter, reporting total subscribers of more than 914,000.


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"AT&T Wireless is a well-managed company with a very strong balance sheet, and we believe its shares are currently undervalued," he added. "We believe this transaction is in the best interests of the shareholders of both companies."

Both companies said they expect the transaction to close in the first half of 2002, following approval from Telecorp PCS shareowners and approvals from the Federal Communications Commission and Department of Justice. The companies do not anticipate significant regulatory issues given that the proposed transaction will result in a minimal overlap of markets.

AT&T Wireless will be adding markets covering a population of about 32 million in 14 states -- primarily in the Southeast and Midwest including such markets as New Orleans, Nashville, Memphis and Louisville -- as well as the commonwealth of Puerto Rico. The company said it will be paying approximately $154 per licensed POP or $180 per covered POP. This compares favorably to AT&T Wireless' current valuation of $182 per licensed POP and $237 per covered POP.

Merrill, Lynch & Co. served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal advisor to AT&T Wireless. Lehman Brothers and J.P. Morgan Chase served as financial advisors, and Cadwalader, Wickersham &Taft served as legal advisor to TeleCorp PCS.

Please visit the AT&T Wireless website at www.att.com/wirelessir to view a detailed presentation about this transaction, including U.S. footprint maps, both before and after the transaction is finalized.


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FOR MORE INFORMATION, REPORTERS MAY CONTACT:


David Caouette - AT&T Wireless
(201) 967-3568 (office)
(201967-3568 (mobile number)
david.caouette@attws.com
------------------------

Russell Wilkerson TeleCorp PCS - AT&T Wireless
(703) 236-1136 (Office) (office)
(703) 236-1136 (Office) (mobile number)
(703) 236-1136 (Office)
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ABOUT AT&T WIRELESS

AT&T Wireless (NYSE: AWE) is the largest independently-traded wireless carrier in the United States, following our split-off from AT&T on July 9, 2001.
We're one of the most widely-held companies in the U.S. with nearly five million shareowners and operate one of the largest digital wireless networks in North America. With more than 15.7 million consolidated subscribers, and full-year 2000 revenues exceeding $10 billion, AT&T Wireless is committed to being among the first to deliver the next generation of wireless products and services. Today, we offer customers high-quality wireless communications services, whether mobile or fixed, voice or data, to businesses or consumers, in the U.S.


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and internationally. AT&T Wireless Customer Advantage is our commitment to provide customers with the right equipment, the right calling plan, and the right customer services options -- today and tomorrow. For more information, please visit us at www.attwireless.com
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